Exhibit 99.1

RealPage Appoints Tom Ernst as Chief Financial Officer and Treasurer

RICHARDSON, Texas (BUSINESS WIRE) - RealPage, Inc. (NASDAQ:RP), a leading global provider of software and data analytics to the real estate industry, today announced the appointment of Tom Ernst as Executive Vice President, Chief Financial Officer and Treasurer. Ernst brings over 20 years of finance, investment advisory, and software industry experience to the company. He will be based at RealPage’s Richardson, Texas headquarters and report directly to RealPage’s Chairman and Chief Executive Officer, Steve Winn.

“Tom has deep expertise in software industry finance and operations, and has advised many high-profile SaaS businesses on organic and acquisition strategies to drive innovation and growth,” said Steve Winn, Chairman and CEO of RealPage. “We expect that his addition to the executive leadership team will help us continue to deliver strong financial performance and enhance long-term shareholder value as we continue to focus our energies on innovation to accelerate organic revenue growth and simplicity to help drive expanding margins. I look forward to working with Tom to deliver on our strategic objectives.”

Prior to joining RealPage, Ernst founded Tom Ernst Advisory (TEA) in 2015, a strategic consultancy focused on the software industry. Through TEA, he worked with RealPage on the next generation of systems, processes, culture and people necessary to scale beyond $1 billion in revenue. Prior to TEA, Ernst led the Goldman Sachs Software Investment Banking Team globally and the Deutsche Bank Software U.S. Equity Research Team in coverage of over 30 stocks. He served as a Nuclear Engineer and Submarine Warfare Officer as well as other positions in the U.S. Navy. Ernst holds a B.S. in Mathematics from the University of Minnesota and an M.B.A. from the University of Chicago Booth School of Business.

“RealPage is an exceptional company that has uniquely transformed the way its clients do business, delivering a proud history of value creation to its shareholders,” said Ernst. “Over many years, I have gained a deep admiration for the RealPage team and couldn’t be more excited about joining and pursuing our extraordinary opportunity to create value for clients and shareholders.”

RealPage has also appointed Kandis Thompson, its Senior Vice President and Chief Accounting Officer, as the company’s principal accounting officer. Ms. Thompson will oversee RealPage’s accounting matters, reporting to Mr. Ernst. Since July 2018, Ms. Thompson has served as Senior Vice President and Chief Accounting Officer at RealPage.

About RealPage

RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves over 12,400 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

RealPage, Inc.
Investor Relations
Rhett Butler, 972-820-3773
rhett.butler@realpage.com